Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

December 13, 2013

Arch Capital Group (U.S.) Inc.
Harborside Financial Center

300 Plaza Three, 3rd Floor
Jersey City, New Jersey, 07311

Ladies and Gentlemen:

We have acted as special counsel to Arch Capital Group (U.S.) Inc., a Delaware corporation (the “Company”), and Arch Capital Group Ltd., a Bermuda public limited liability company (the “Guarantor”), in connection with the registration statement on Form S-3 (File No. 333-180329) (the “Registration Statement”) and the prospectus dated December 10, 2013 (the “Prospectus”) relating to $500,000,000 aggregate principal amount of the Company’s 5.144% Senior Notes due 2020 (the “Notes”) issued on December 13, 2013, guaranteed by the Guarantor (the “Guarantee”).  In our capacity as counsel, we have examined originals, or copies certified or otherwise identified, of (i) the Purchase Agreement, dated December 10, 2013, among the Company, the Guarantor and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC., as representatives of the underwriters listed therein; (ii) the base indenture (the “Base Indenture”) dated December 13, 2013 by and among the Company, the Guarantor and The Bank of New York Mellon, as Trustee (the “Trustee”); (iii) the First Supplemental Indenture, dated as of December 13, 2013 by and among the Company, the Guarantor and the Trustee, to the Base Indenture (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”); (iv) the form of global notes representing the Notes; and (v) the Registration Statement and the Prospectus.

In rendering the opinions set forth herein, we have examined originals, photocopies or conformed copies of certain records of the Company and the Guarantor, certain agreements and certificates of public officials, certificates of officers and representatives of the Company and the Guarantor and certain other documents.  In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

On the basis of the foregoing, we are of the opinion that:

1.              The Notes have been duly issued and delivered and assuming the due execution and delivery of the Indenture by the Trustee and the Guarantor and due authentication of the Notes by the Trustee, are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.

2.              Assuming the due authorization and execution of the Guarantee by the Guarantor, the Guarantee is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Guarantor on the date hereof. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP
Cahill Gordon & Reindel LLP